EXHIBIT 10.9

August 27, 2009

Mark A. Fleckenstein 6769 North FM 51 Decatur, TX 76234

Dear Mark:

On behalf of Seafarer Exploration Corp. (the "Company"), I am very pleased to offer you a position on the Company's Advisory Council_

As an Advisor to the Company, you will he invited to attend Advisory Council meetings, either in person or on the telephone. In addition, your name and biography may appear on the Company's website and corporate identity materials. Your service as an Advisor will be subject to the Company's Advisory Council Terms and Conditions attached hereto as Exhibit A, to which you agree by your signature below (the "Terms").

On behalf of the Company, I am excited about you serving as an Advisor to the Company and look forward to your continued input and guidance.

Sincerely,

Seafarer Explorat. Corp.

/s/ Kyle Kennedy
Kyle Kennedy
[Chied Executive Officer

I agree to and accept the Advisory Council position and agree to be bound by all of the Terms and Conditions as contained in Exhibit A.

/s/ Mark A. Fleckenstein

.

Exhibit A

ADVISORY COUNCIL TERMS AND CONDITIONS

Term. The term ("Term") of this Advisory Council Agreement (the Agreement") shall commence on September Is', 2009 (the "Effective Date") and be in full force and effect until September 1 2010 (the "Termination Date") unless terminated according to Paragraph 7.

Appointment of Advisor. The Company hereby appoints and retains Mark A. Fleckenstein (the "Advisor"), on a non-exclusive basis, during the Term to serve as a member of its Advisory Council. In providing the Advisory Services, the Advisor will have an advisory role only and report directly to and take direction from the Company's Board of Directors (the "Board"). Under no circumstances will the Advisor perform any functions of the Board.

Advisory Services. The Advisor, as a member of the Advisory Council, shall use his best efforts to provide the Advisory Services (the "Advisory Services") to the Board which shall include:

 making recommendations for both the short term and the long term business strategies to be employed by the Company;

 monitoring and assessing the Company's business and to advise the Board with respect to an appropriate business strategy on an ongoing basis;

commenting on proposed corporate decisions and identifying and evaluating alternative courses of action; making suggestions to strengthen the Company's operations;
identifying and evaluating external threats and opportunities to the Company;

evaluating and making ongoing recommendations to the Board with respect to the Company's business; and providing such other advisory or consulting services as may be appropriate from time to time.

Consideration. In consideration of the performance of the Advisory Services, the Company agrees to issue 1,200,000 shares of its restricted common stock (the "Shares") to the Advisor. The Shares will vest at a rate of 100,000 per month during the Term. In the event that this Agreement is terminated for any reason prior to the Termination Date, then the Advisor agrees to return to the Company for cancellation any portion of the Shares that have not vested. The Shares will be issued upon the execution of this Agreement.

Disclosures of Advisor. During the Term, the Advisor shall:

disclose to the Company all of his interests in any transaction or agreement contemplated by the Company or any matter which may taint the Advisor's objectivity when performing his role as an Advisor hereunder, inform the Company of any business opportunities made available to the Advisor as a result of the Advisor's involvement with the Company or otherwise through the performance of the Advisory Services; and

 not serve as an advisor, or consent to an appointment as a member of the board of directors or management team or provide consulting services to any company which competes, directly or indirectly, with the Company.

Expenses. The Company shall reimburse the Advisor for all approved reasonable out-of-pocket expenses incurred in connection with the performance of the Advisory Services. Out-of-pocket expenses may include travel (including meals, gas, mileage, and lodging), presentation materials, miscellaneous fees, etc. The Company must app ove all reimbursable expenses in advance in writing.

Termination. Advisor's service on the Advisory Council may be terminated by either party for any reason upon written notice to the other party.

Independent Contractor. Advisor's relationship with the Company will be that of an independent contractor and not that of an employee. Advisor will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

Non-disclosure of Confidential Information.

Agreement Not to Disclose. Advisor agrees not to use any Confidential Information (as defined below) disclosed to Advisor by the Company for Advisor's own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Advisory Services. Advisor shall not disclose or permit disclosure of any Confidential Information of the Company to third parties other than other members of the Company's Advisory Council. Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from failing into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Advisor fiirther agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company's Confidential Information which may come to Advisor's attention.

Definition of Confidential Information. "Confidential Information" means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, shipwreck maps, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of Advisor at the time of disclosure, as shown by Advisor's files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Advisor.

Exceptions. Notwithstanding the above, Advisor shall not have liability to the Company with regard to any Confidential Information of the Company which Advisor can prove (i) is disclosed with the prior written approval of the Company, or (ii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Advisor shall provide prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise prevent or restrict such disclosure.

The Advisor specifically acknowledges that the Company is a publicly traded company whose shares are traded on the Over-the-Counter Bulletin Board under the ticker symbol SFItX. The Advisor has received or may receive in the future material non public information from the Company. In terms of receiving material non public information from the Company, the Advisor is subject to Regulation FD and all securities laws applicable to insider trading. Moreover, the Advisor agrees that he will hold in strict confidence and not disclose to any third party any material non public information of the Company except as approved in writing by the CEO. The Advisor further agrees that he will use any material non public information that he receives from the Company for lawful purposes only.

No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company's Confidential Information, except the limited right to use the Confidential Information in connection with the Advisory Services.

No Liability for Acts of the Company. The Advisor shall not he liable for any act of the Company or any of its directors, officers, consultants or employees.

Assignment of Inventions. To the extent that, in the course of performing the Services, Advisor jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, Advisor hereby agrees to assign all rights, titles and interest to such inventions to the Company.

No Waiver. A waiver by either party of any breach of this Agreement by the other party shall not be construed as a waiver of any such subsequent breach by such party of the same or any other provisions of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

Partial Invalidity. if any portion of this Agreement shall be held invalid or void, the remainder of this Agreement shall not be affected but such portion shall he deemed modified to the extent necessary to render such provision enforceable under the law, and this Agreement shall remain valid and enforceable as so modified. In the event that the provision may not be modified in such a way as to make it enforceable, the Agreement shall be construed as if the portion so invalidated was not part of this Agreement.

Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida without giving effect to the principles of conflict of laws. Both parties agree that the sole venue for litigation of any dispute arising under this agreement will be in Hillsborough County, Tampa, Florida.

Advice of Counsel. Each Party Acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements, whether verbal or in writing, between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties.